Exhibit 99.(a)(10)

SUPPLEMENT TO THE

DECLARATION OF TRUST
OF

EAGLE POINT CREDIT COMPANY

RELATING TO
7.00% SERIES AB CONVERTIBLE AND PERPETUAL PREFERRED SHARES

Supplement to the Declaration of Trust (this “Supplement”) made as of May 22, 2026 by the Trustees hereunder

WHEREAS, the Eagle Point Credit Company, a Delaware statutory trust (the “Fund”), was organized as Eagle Point Credit Company LLC, a Delaware limited liability company, on March 24, 2014 and converted to Eagle Point Credit Company Inc., a Delaware corporation, on October 6, 2014;

WHEREAS, pursuant to Section 3820 of the Delaware Statutory Trust Act, Eagle Point Credit Company Inc., a Delaware corporation, (the “Corporation”) was converted into the Fund (the “Conversion”);

WHEREAS, in connection with the Conversion all of the outstanding stock of the Corporation was converted into shares of the Fund;

WHEREAS, the Trustees of the Fund may authorize and issue preferred shares of the Fund having such terms, rights, preferences, privileges, limitations and restrictions as the Trustees see fit under Sections 6.1 and 6.2 of the Fund’s Declaration of Trust made as of May 22, 2026 (the “Original Declaration of Trust,” as restated, amended or supplemented from time to time, together with this Supplement is referred to herein as the “Declaration of Trust”) without the approval of any holders of shares of beneficial interests in the Fund; and

WHEREAS, the Trustees have made this Supplement to the Original Declaration of Trust to establish the terms, rights, preferences, privileges, limitations and restrictions of the 7.00% Series AB Convertible and Perpetual Preferred Shares of the Fund.

NOW, THEREFORE, the Trustees hereby supplement the Original Declaration of Trust to authorize the issuance by the Fund of its 7.00% Series AB Convertible and Perpetual Preferred Shares as follows:

ARTICLE I
NUMBER OF SHARES; RANKING

1.1. A series of unlimited preferred shares of beneficial interest, authorized by the Original Declaration of Trust, are hereby designated as the 7.00% Series AB Convertible and Perpetual Preferred Shares (the “Series AB Preferred Shares”). Each Series AB Preferred Share shall have such preferences, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law and those that are expressly set forth in the Original Declaration of Trust, as are set forth in this Supplement. The Series AB Preferred Shares shall constitute a separate series of Shares (as defined below) and each of the Series AB Preferred Shares shall be identical. No fractional Series AB Preferred Shares shall be issued.

1.2. The Series AB Preferred Shares shall rank on parity with (i) any other series of preferred shares, whether now or hereafter issued by the Fund and (ii) any other preferred shares of beneficial interest hereafter authorized and issued by the Fund of a class having priority over any other class as to distribution of assets or payments of dividends (collectively with the Series AB Preferred Shares, the “Preferred Shares”) as to the payment of dividends and as to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund. Series AB Preferred Shares shall have preference with respect to the payment of dividends and as to distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund over the common shares of beneficial interest (the “Common Shares” and, together with the Preferred Shares, the “Shares”), of the Fund as set forth herein.

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1.3. No individual, partnership, trust, corporation, limited liability company, unincorporated association, joint venture or other entity, or government or any agency or political subdivision thereof (each, a “Person”) in whose name the Series AB Preferred Shares or any other security issued by the Fund is registered in the registration books of the Fund maintained by the Fund’s transfer agent, or any other conversion and paying agent appointed by the Fund with respect to the Series AB Preferred Shares (the “Conversion and Paying Agent”) or otherwise (such Person, a “Holder”), shall have, solely by reason of being such a Holder, any preemptive or other right to acquire, purchase or subscribe for any Series AB Preferred Shares, other Preferred Shares, Common Shares or other securities of the Fund that it may hereafter issue or sell.

ARTICLE II
DIVIDENDS AND DISTRIBUTIONS

2.1. The Holders of Series AB Preferred Shares shall be entitled to receive, when, as and if declared by, or under authority granted by, the Board of Trustees of the Fund (the “Board of Trustees”), out of funds legally available therefor and in preference to dividends and distributions on the Common Shares, cumulative cash dividends and distributions on each Series AB Preferred Share, calculated separately for each Dividend Period (as defined below) at, as of any date, 7.00% per annum (the “Dividend Rate”), computed on the basis of a 360-day year consisting of twelve 30-day months, on an amount equal to $25.00 (the “Liquidation Preference”) for each Series AB Preferred Share, and no more, payable in cash or in additional Series AB Preferred Shares pursuant to the terms of any dividend reinvestment plan adopted by the Fund. For each Series AB Preferred Share, (a) if such share is issued before the Record Date (as defined below) for the Dividend Period in which such share is issued, dividends and distributions on such Series AB Preferred Shares shall accumulate from the first day of such Dividend Period and (b) if such share is issued after the Record Date for the Dividend Period in which such share is issued, dividends and distributions on such Series AB Preferred Shares shall accumulate from the date of issuance of such share. Dividends on all Series AB Preferred Shares shall be payable monthly in arrears as provided in Section 2.2. The amount of dividends payable on the Series AB Preferred Shares will be computed on the basis of actual days elapsed over a 30-day month.

“Dividend Period” means, with respect to each Series AB Preferred Share then Outstanding (as defined below), in the case of the first Dividend Period, the period beginning on and including the first date on which any Series AB Preferred Shares are issued (the "Date of Original Issue") and ending on, but excluding April 30, 2024 and, for each subsequent Dividend Period, the period beginning on and including the last Dividend Payment Date (as defined below) and ending on, but excluding, the next Dividend Payment Date.

2.2. Declaration and Payment; Dividends in Arrears.

(a) Dividends on the Series AB Preferred Shares with respect to any Dividend Period shall be declared to the Holders of record of such shares as their names shall appear on the registration books of the Fund at the close of business on the applicable record date, which shall be such date designated by the Board of Trustees that is not more than twenty (20) nor less than seven (7) calendar days prior to the Dividend Payment Date with respect to such Dividend Period (each, a “Record Date”).

(b) Dividends declared pursuant to Section 2.1 shall be paid on the last business day of every calendar month (each, a “Dividend Payment Date”) to the Holders of Series AB Preferred Shares as their names appear on the registration books of the Fund at the close of business on the applicable Record Date for such dividend. If a Dividend Payment Date falls on a non-Business Day (as defined below), the applicable dividend payment will be made on the next Business Day and no additional dividend payment will accrue as a result of such delayed payment.

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(c) Dividends in arrears on Series AB Preferred Shares for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders of such shares as their names appear on the registration books of the Fund on the applicable Record Date. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment or payments on Series AB Preferred Shares which may be in arrears.

2.3. No full dividends and distributions shall be declared or paid on the Series AB Preferred Shares for any Dividend Period or part thereof unless full cumulative dividends and distributions due through the most recent Dividend Payment Dates therefor for all Outstanding Preferred Shares have been or contemporaneously are declared and paid through the most recent Dividend Payment Dates therefor. If full cumulative dividends and distributions due have not been declared and paid on all Outstanding Preferred Shares, any dividends and distributions being declared and paid on the Series AB Preferred Shares will be declared and paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on each such series of Preferred Shares on the relevant dividend payment date for such series. No Holders of Series AB Preferred Shares shall be entitled to any dividends and distributions, whether payable in cash, property or shares, in excess of full cumulative dividends and distributions as provided in this Section 2.3 on the Series AB Preferred Shares.

2.4. For so long as any Series AB Preferred Shares are Outstanding, the Fund shall not: (x) declare any dividend or other distribution (other than a dividend or distribution paid in Common Shares) in respect of the Common Shares, (y) call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares, or (z) pay any proceeds of the liquidation of the Fund in respect of the Common Shares, unless, in each case,

(a) immediately thereafter, the Fund shall have “asset coverage,” as defined for purposes of Section 18(h) of the Investment Company Act of 1940, as amended, or any successor statute (the “1940 Act”), of at least 200% with respect to all Outstanding senior securities which are shares of the Fund, including all Outstanding Series AB Preferred Shares (or such other percentage as may in the future be specified in the 1940 Act or by rule, regulation or order of the Securities and Exchange Commission (the “SEC”) as the minimum asset coverage for senior securities which are shares of a closed-end registered investment company), after deducting the amount of such dividend or distribution or redemption or purchase price or liquidation proceeds; and

(b) all cumulative dividends and distributions on all Preferred Shares due on or prior to the date of the applicable dividend, distribution, redemption, purchase or acquisition shall have been declared and paid.

“Outstanding” means, as of any date with respect to a series of Preferred Shares, the number of such series of Preferred Shares theretofore issued by the Fund except (without duplication): (A) any shares of the applicable series of Preferred Shares theretofore cancelled or redeemed or converted or delivered to the Conversion and Paying Agent for cancellation or redemption or conversion in accordance with the terms hereof and (B) any shares of the applicable series of Preferred Shares as to which the Fund shall be the Holder or the beneficial owner.

2.5. Any dividend payment made on Series AB Preferred Shares shall first be credited against the dividends and distributions accumulated with respect to the earliest Dividend Period for which dividends and distributions have not been paid.

ARTICLE III
LIQUIDATION RIGHTS

3.1. In the event of any liquidation, dissolution or winding up of the affairs of the Fund, whether voluntary or involuntary, the Holders of Series AB Preferred Shares shall be entitled to receive out of the assets of the Fund available for distribution to shareholders, after satisfying claims of creditors but before any distribution or payment shall be made in respect of the Common Shares, a liquidation distribution equal to the Liquidation Preference of such shares plus an amount equal to any accumulated, accrued and unpaid dividends thereon to, but excluding, the date of such liquidation distribution, and such Holders shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up.

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3.2. If, upon any liquidation, dissolution or winding up of the affairs of the Fund, whether voluntary or involuntary, the assets of the Fund available for distribution among the Holders of all Outstanding Series AB Preferred Shares and any other Outstanding Preferred Shares shall be insufficient to permit the payment in full to such Holders of the amount due as provided in Section 3.1 above and the amounts due upon liquidation with respect to such other Preferred Shares, then such available assets shall be distributed among the Holders of such Series AB Preferred Shares and such other Preferred Shares ratably in proportion to the respective preferential liquidation amounts to which they are entitled. In connection with any liquidation, dissolution or winding up of the affairs of the Fund, whether voluntary or involuntary, unless and until the amount due, as provided in Section 3.1 above, has been paid in full to the Holders of such shares, no dividends, distributions or other payments will be made on, and no redemption, purchase or other acquisition by the Fund will be made by the Fund in respect of the Common Shares.

3.3. Neither the sale of all or substantially all of the property or business of the Fund, nor the merger, consolidation or reorganization of the Fund into or with any other business or statutory trust, corporation or other entity, nor the merger, consolidation or reorganization of any other business or statutory trust, corporation or other entity into or with the Fund shall be a dissolution, liquidation or winding up, whether voluntary or involuntary, for the purpose of this ARTICLE III.

ARTICLE IV
ASSET COVERAGE TEST

4.1. Asset Coverage Requirement. For so long as any Series AB Preferred Shares are Outstanding, the Fund shall have “asset coverage” of a class of senior security which is stock, as defined for purposes of Section 18(h) of the 1940 Act as in effect on the date hereof (“Asset Coverage”), of at least 200% as of the close of business on the last Business Day of any of the three month periods ending March 31, June 30, September 30 or December 31 of each year (each, a “Calendar Quarter”). If the Fund shall fail to maintain such Asset Coverage as of any time as of which such compliance is required to be determined as aforesaid, the provisions Section 6.4(a) shall be applicable, which provisions shall constitute the sole remedy for the Fund’s failure to comply with the provisions of this Section 4.1.

ARTICLE V
REDEMPTION

Shares of Series AB Preferred Shares shall be subject to redemption as provided below:

5.1. Optional Redemption upon Death or Disability of Holder.

(a) Beginning on the Date of Original Issue and prior to the Listing Deadline Date (as defined below) designated in connection with a Listing Event (as defined below), upon request by the authorized representative of the beneficial owner (or his or her estate) of any Series AB Preferred Shares who is a natural person (including a natural person who beneficially owns Series AB Preferred Shares through an individual retirement account or personal trust), following the death or disability of the beneficial owner of such shares, the Fund will, at its option and subject to the restrictions herein, redeem such shares (“Survivor’s Option”); provided that in order to exercise the Survivor’s Option, the beneficial owner (or his or her estate) of Series AB Preferred Shares must have held such shares for a minimum of six (6) months. No conversion fee will be charged in connection with the redemption of Series AB Preferred Shares upon the death or disability of a beneficial owner pursuant to this Section 5.1. The Survivor’s Option shall terminate upon the occurrence of a Listing Event.

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(b) With respect to any redemption pursuant to this Section 5.1, the Fund will redeem Series AB Preferred Shares for cash, at a redemption price equal to the Liquidation Preference, plus an amount equal to any accumulated, accrued and unpaid dividends thereon to, but excluding, the date of such redemption.

(c) To be valid, any Survivor’s Option must be exercised by or on behalf of the disabled beneficial owner of Series AB Preferred Shares or the person who has authority to act on behalf of the deceased beneficial owner of Series AB Preferred Shares (including, without limitation, the personal executor of the deceased beneficial owner or the surviving joint beneficial owner with the deceased beneficial owner) under the laws of the applicable jurisdiction.

(d) The death or disability of a person holding a beneficial ownership interest in any Series AB Preferred Shares as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased or disabled beneficial owner’s spouse, will be deemed the death or disability of a beneficial owner of such shares, and the entirety of the shares so beneficially owned will be eligible for the Survivor’s Option. However, the death or disability of a person holding a beneficial ownership interest in any Series AB Preferred Shares as tenant in common with a person other than such deceased beneficial owner’s spouse will be deemed the death or disability of a beneficial owner only with respect to such deceased person’s interest in such shares, and only a corresponding portion of the shares so beneficially owned will be eligible for the Survivor’s Option.

(e) The death or disability of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interests in any Series AB Preferred Shares will be deemed the death or disability of the beneficial owner of those shares for purposes of any Survivor’s Option, regardless of whether that beneficial owner was the registered holder of such shares, if entitlement to those interests can be established to the satisfaction of the Fund. A beneficial ownership interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife. In addition, a beneficial ownership interest will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interests in the applicable shares during his or her lifetime.

(f) With respect to any Series AB Preferred Shares held in “street name” through a DTC Participant for which DTC or its nominee is the record holder of the shares, DTC or its nominee, as record holder of the shares, will be the only entity that can exercise any Survivor’s Option for such shares. With respect to any Series AB Preferred Shares held through direct register, the record holder of the shares will be the only entity that can exercise any Survivor’s Option for such shares.

(g) To exercise the Survivor’s Option for any Series AB Preferred Shares, the authorized representative of the deceased or disabled beneficial owner (or his or her estate) must provide to the Fund or its designee:

(i) appropriate evidence (a) that the deceased or disabled person was the beneficial owner of Series AB Preferred Shares at the time of death or disability and his or her interest in the shares was owned by the deceased or disabled beneficial owner or his or her estate at least six months prior to the exercise of the Survivor’s Option (b) that the death or disability of the beneficial owner has occurred (including a certificate of death or disability), (c) of the date of death or disability of the beneficial owner, and (d) that the representative has authority to act on behalf of the beneficial owner;

(ii) a written request to exercise the Survivor’s Option signed by the disabled beneficial owner or the authorized representative of the deceased or disabled beneficial owner with the signature guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority or a commercial bank or trust company having an office or correspondent in the United States;

(iii) if applicable, a properly executed assignment or endorsement;

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(iv) tax waivers and any other instruments or documents that the Fund reasonably requires in order to establish the validity of the beneficial ownership of Series AB Preferred Shares and the claimant’s entitlement to payment; and

(v) any additional information the Fund reasonably requires to evidence satisfaction of any conditions to the exercise of any Survivor’s Option or to document beneficial ownership or authority to exercise the Survivor’s Option. In the case of shares held through a broker or nominee, the disabled beneficial owner or authorized representative of the deceased or disabled beneficial owner (or his or her estate) must deliver the foregoing information to the applicable broker or nominee, along with a written instruction to such broker or nominee to exercise the Survivor’s option on behalf of the deceased or disabled beneficial owner (or his or her estate). In turn, the broker or other nominee will deliver each of these items to the Fund or other nominee, along with evidence satisfactory to the Fund from the broker or other nominee stating that it represents the deceased or disabled beneficial owner.

(h) The Fund shall not be obligated to redeem any Series AB Preferred Shares pursuant to this Section 5.1 to the extent that (i) the Fund does not have sufficient funds available to fund such redemption or (ii) the Fund is restricted by applicable law, including the asset coverage requirements of the 1940 Act applicable to the Fund, or by the terms of any then outstanding senior securities of the Fund from making such redemption.

(i) An otherwise valid election to exercise any Survivor’s Option may not be withdrawn. Each election to exercise any Survivor’s Option will be accepted in the order that elections are received by the Fund, except for any request the acceptance of which would contravene any of the limitations described in the preceding paragraph. Shares accepted for redemption through the exercise of any Survivor’s Option normally will be redeemed monthly. Each tendered share that is not accepted in any calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such shares were originally tendered. If any shares tendered through a valid exercise of any Survivor’s Option are not accepted, the Fund will deliver a notice by first-class mail to the registered holder, at that holder’s last known address as indicated in the Fund’s shareholder register, that states the reason the shares have not been accepted for redemption.

(j) All other questions regarding the eligibility or validity of any exercise of any Survivor’s Option will be determined by the Fund, in its sole discretion, which determination will be final and binding on all parties.

ARTICLE VI

CONVERSION

6.1 Defined Terms.

(a) “Conversion Price” means the Current Market Price of the Common Shares; provided, that, for any conversion at the option of the Fund pursuant to Sections 6.3 and 6.4, if the Fund has not received shareholder approval under by the 1940 Act to issue Common Shares below net asset value, or “NAV,” in connection with such conversion, as necessary with respect to such conversion, the “Conversion Price” means the net asset value per each of the Common Shares at the close of business on the business day immediately preceding the Conversion Date.

(b) “Current Market Price” per each of the Common Shares, as of any date of determination, means the arithmetic average of the daily volume weighted average price, or “VWAP,” per each of the Common Shares over each of the five consecutive trading days ending on the Holder Conversion Exercise Date (as defined below) or the Issuer Conversion Exercise Date (as defined below), as the case may be; provided however, if as of any date of determination the Common Shares is not listed or quoted on a national securities exchange or automated quotation system, the Current Market Price shall be determined based on the last quoted bid price for the Common Shares in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Shares on that date as determined by an independent financial advisor retained by the Fund for such purpose.

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(c) “Issuance Reference Date” means, with respect to any of the Series AB Preferred Shares, the date on which such share was originally issued; provided that from time to time the Board of Trustees may, without approval of holders of Series AB Preferred Shares, designate a different date as the Issuance Reference Date, provided that such date is not later than the date on which such Series AB Preferred Share was originally issued and not earlier than six months prior to the date on which such Series AB Preferred Share was originally issued. The Board of Trustees may cause the Fund to conduct a mandatory tender, exchange, conversion or other reorganization solely for the purpose of designating a different Issuance Reference Date as permitted hereby, which conversion, combination, exchange or reorganization shall not be deemed to materially and adversely affect the rights, preferences or privileges of Series AB Preferred Shares, notwithstanding that in connection with any such conversion, combination, exchange or reorganization holders may receive cash in lieu of fractional shares, and which conversion, combination, exchange or reorganization shall be effective at such time as approved by the Board of Trustees. Series AB Preferred Shares issued pursuant to a dividend reinvestment plan adopted by the Fund shall, in accordance with the terms of such dividend reinvestment plan, be of the same series and be deemed to have the Issuance Reference Date based on the Issuance Reference Date of the Series AB Preferred Shares for which the dividend was declared.

6.2. Holder Optional Conversion.

(a) At any time prior to the listing of the Series AB Preferred Shares on a national securities exchange (which may not occur and is subject to the Board’s discretion) (a “Listing Event”), a holder of Series AB Preferred Shares may require the Fund to convert such Series AB Preferred Shares pursuant to this Section 6.2 (a “Holder Optional Conversion”).

(b) A holder of Series AB Preferred Shares may exercise a Holder Optional Conversion only by delivering to the Fund or its designee at any time a written notice to convert stating that the holder elects to convert all or a stated number of their Series AB Preferred Shares (a “Holder Conversion Notice”), subject to any early applicable dividend clawback (the “Dividend Clawback”) as provided in Section 6.2(j).

(c) A Holder Conversion Notice will be effective as of:

(i) the 15th calendar day of the month (provided that if such day is not a Business Day, the Business Day immediately following the 15th calendar day of the month); or

(ii) the last Business Day of the month;

whichever occurs first after a Holder Conversion Notice is duly received by the Fund or its designee (each such date, a “Holder Conversion Deadline”). Any Holder Conversion Notice received after 5:00 p.m. (Eastern time) on a Holder Conversion Deadline will be effective as of the next Holder Conversion Deadline; provided that in connection with a Listing Event, no Holder Conversion Deadline shall occur after the 30th calendar day prior the Listing Date (the “Listing Deadline Date”) designated in a Listing Notice (as defined below) (unless the Listing Notice is revoked pursuant to Section 6.5 in which case Holder Conversion Deadline shall recommence), and any Holder Conversion Notice received after 5:00 p.m. (Eastern time) on the final Holder Conversion Deadline before the Listing Deadline Date will be null and void.

(d) For all Series AB Preferred Shares duly submitted for conversion pursuant to a Holder Optional Conversion on or before a Holder Conversion Deadline, the Fund shall determine the Settlement Amount (as defined below) on any business day after such Holder Conversion Deadline but before the next Holder Conversion Deadline (such date, the “Holder Conversion Exercise Date”) that the Fund selects in its sole discretion. The “Settlement Amount” means (A) the Liquidation Preference, plus (B) unpaid dividends accrued to, but not including, the Holder Conversion Exercise Date, minus (C) the Dividend Clawback applicable on the respective Holder Conversion Exercise Date, if any.

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(e) The Fund or its designee may, in its sole discretion, allow a holder to revoke their Holder Conversion Notice pursuant to notice of revocation delivered to the Fund or its designee at any time prior to 5:00 p.m. (Eastern time) on the Business Day immediately preceding the Holder Conversion Exercise Date.

(f) The Fund shall settle any Holder Optional Conversion by any of the following methods, which it may determine in its sole discretion at any time:

(i) The Fund will deliver a number of Common Shares calculated using a conversion rate (the “HOC Rate”) equal to (1) the Settlement Amount, divided by (2) the Conversion Price;

(ii) The Fund will deliver the Settlement Amount in cash; or

(iii) Any combination of Section 6.2(f)(i) and 6.2(f)(ii).

(g) The Fund shall issue and deliver, or cause to be issued and delivered, to the holder of Series AB Preferred Shares converted pursuant to the Holder Optional Conversion the number of duly authorized and issued, fully paid and nonassessable Common Shares to which the holder of Series AB Preferred Shares so converted shall be entitled, and/or pay an amount of cash to which the holder of Series AB Preferred Shares is entitled, pursuant to this Supplement.

(h) Series AB Preferred Shares for which a Holder Conversion Notice has been delivered shall not be subject to any conversion by the Fund pursuant to Section 6.3 or redemption pursuant to Article V occurring after the effective Holder Conversion Deadline.

(i) The right of holders of Series AB Preferred Shares to exercise the Holder Optional Conversion shall terminate in connection with a Listing Event.

(j) If a holder of a Series AB Preferred Share exercises a Holder Optional Conversion within the first twelve months following the Issuance Reference Date of such Series AB Preferred Share, the Settlement Amount payable to such holder will be reduced by the aggregate amount of all dividends, whether paid or accrued, on such Series AB Preferred Share in the three full months prior to the Holder Conversion Exercise Date, if any (such aggregate amount, the “Dividend Clawback”). The Corporation, in its sole discretion, may waive the Dividend Clawback with respect to any conversion of Series AB Preferred Shares. If such conversion is to be settled in part or in whole in cash, the Company shall make a public announcement of the terms and duration of such waiver, which shall apply to any holder effecting a Holder Optional Conversion during the pendency of the term of such waiver.

6.3 Issuer Optional Conversion.

(a) After the second anniversary of the Issuance Reference Date of a Series AB Preferred Share, or the Date of Original Issue following a Listing Event, the Fund may cause Series AB Preferred Shares (the “Issuer Conversion Eligible Shares”) to be converted in whole or in part into Common Shares; provided that upon a determination by the Board of Trustees, in its sole discretion, that the conversion of Series AB Preferred Shares that are not Issuer Conversion Eligible Shares is necessary to comply with the asset coverage requirements of the 1940 Act applicable to the Fund, to cause the Fund to maintain the Fund’s status as a “regulated investment company” under Subchapter M of the Code, to maintain or enhance one or more of the Fund’s credit ratings, to help comply with regulatory or other obligations applicable to the Fund, to achieve a strategic transaction, or to improve the liquidity position of the Fund (each, a “Permitted Purpose”), the Board of Trustees, including a majority of the independent Trustees, may, in its sole discretion, cause the Fund to cause shares that are not Issuer Conversion Eligible Shares to be converted in whole or in part into Common Shares. In the case of any conversion of shares that are not Issuer Conversion Eligible Shares pursuant to this Section 6.3(a), the Fund shall cause the conversion of the minimum number of outstanding Series AB Preferred Shares necessary to achieve the applicable Permitted Purpose, and, if the conversion of all Issuer Conversion Eligible Shares is insufficient in such respect, the Fund shall cause the conversion of the minimum number of then outstanding shares that are not Issuer Conversion Eligible Shares, together with the conversion of all Issuer Conversion Eligible Shares, necessary to achieve the Permitted Purpose.

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(b) At any time or from time to time, the Fund may cause the Series AB Preferred Shares to be converted pursuant to this Section 6.3 in whole or in part into (x) cash, (y) Common Shares or (z) a combination of cash and Common Shares, in the sole discretion of the Fund. The Fund will settle any conversion pursuant to this Section 6.3 by paying or delivering, as the case may be, (A) a number of Common Shares calculated using a conversion rate equal to (1) the Settlement Amount (excluding, for the avoidance of doubt, any Conversion Fee), minus any portion of the Settlement Amount that the Fund elects to pay in cash, divided by (2) the arithmetic average of the VWAP per common share over each of the five consecutive trading days ending on the date of the Issuer Optional Conversion, or the “IOC Conversion Price,” and each of the HOC Conversion Price and the OIC Conversion Price, a “Conversion Price” as of the applicable Issuer Conversion Exercise Date so long as (i) the Conversion Price would not represent a discount to the then-current NAV of a Common Share or (ii) the Fund has or has obtained any required shareholder approval under the 1940 Act to issue the Common Shares below NAV, or (B) if the Conversion Price is at a discount to the then-current NAV per Common Share and the Fund does not have or have not obtained any required shareholder approval under the 1940 Act to issue the Common Shares below NAV, a number of the Common Shares calculated using a conversion rate equal to (1) the Settlement Amount minus any portion of the Settlement Amount that the Fund elect to pay in cash, divided by (2) the NAV per Common Share as of the close of business on the business day immediately preceding the date of conversion and (C) the portion of the Settlement Amount that the Fund elects to pay in cash. In case of any conversion pursuant to this Section 6.3 of less than all Series AB Preferred Shares at the time outstanding, the Series AB Preferred Shares to be converted shall be selected pro rata or by lot (subject to the proviso in Section 6.3(a) for conversion of shares that are not Issuer Conversion Eligible Shares).

(c) The right to convert Series AB Preferred Shares pursuant to this Section 6.3 may be exercised by the Fund only by delivering, upon not less than 30 calendar days prior to the date fixed by the Fund for the conversion of Series AB Preferred Shares (the “Issuer Conversion Exercise Date”), a written notice to holders of Series AB Preferred Shares stating that the Fund elects to convert all or a stated number of their Series AB Preferred Shares pursuant to this Section 6.3 (each, an “Issuer Conversion Notice”).

(d) The Fund shall issue and deliver, or cause to be issued and delivered, to the holder of Series AB Preferred Shares converted pursuant to this Section 6.3 the number of duly authorized and issued, fully paid and nonassessable Common Shares to which the holder of Series AB Preferred Shares so converted shall be entitled, and/or an amount of cash to which the holder of Series AB Preferred Shares is entitled, pursuant to this Supplement.

(e) Notwithstanding any delivery of an Issuer Conversion Notice, holders may continue to exercise the Holder Optional Conversion pursuant to Section 6.2 for any Holder Conversion Deadline occurring prior to the Issuer Conversion Exercise Date.

6.4 Asset Coverage Conversion.

(a) At any time following the date of issuance of Series AB Preferred Shares, if the Fund fails to comply with the Asset Coverage requirement as provided in Section 4.1 as of the last Business Day of any Calendar Quarter and such failure is not cured as of the date that is thirty (30) calendar days following the date of filing of the Fund’s Annual Report on Form N-CSR, Semiannual Report on Form N-CSRS or Reports on Form N-PORT, as applicable (each, an “SEC Report”) with the SEC with respect to such Calendar Quarter (such Business Day, the “Asset Coverage Cure Date”), the Fund shall, to the extent permitted by the 1940 Act and Delaware law, by the close of business on such Asset Coverage Cure Date, fix a conversion or redemption date and proceed to convert (an “Asset Coverage Conversion”) or redeem (an "Asset Coverage Redemption"), as determined by the Fund in its sole discretion, in accordance with the terms of such Preferred Shares, a sufficient number of Preferred Shares, which at the Fund’s sole discretion (to the extent permitted by the 1940 Act and Delaware law) may include any number or proportion of Series AB Preferred Shares, to enable it to meet the requirements of Section 6.4(b). In the event that any Series AB Preferred Shares then Outstanding are to be converted pursuant to this Section 6.4(a), the Fund shall settle any Asset Coverage Conversion in the same manner as an Issue Optional Conversion as described in Section 6.3.

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(b) On the conversion or redemption date for an Asset Coverage Conversion or Asset Coverage Redemption contemplated by Section 6.4(a), the Fund shall convert or redeem, as applicable, (x) such number of Preferred Shares (which may include at the Fund’s discretion any number or proportion of Series AB Preferred Shares) that, when combined with any debt securities redeemed for failure to maintain the asset coverage required by the indenture governing such securities, the conversion of which, if deemed to have occurred immediately prior to the opening of business on the Asset Coverage Cure Date, would result in the Fund having Asset Coverage on such Asset Coverage Cure Date of at least 200% (provided, however, that if there is no such minimum number of Series AB Preferred Shares and other Preferred Shares the conversion or redemption of which would have such result, all Series AB Preferred Shares and other Preferred Shares then Outstanding shall be converted or redeemed, as applicable), or (y) if fewer, the maximum number of Preferred Shares that can be converted or redeemed out of funds expected to be legally available therefor in accordance with the Declaration of Trust and applicable law, provided, further, that in connection with such Asset Coverage Conversion or Asset Coverage Redemption, the Fund may at its sole option, but is not required to, convert a sufficient number of Series AB Preferred Shares pursuant to this Section 6.4 that, when aggregated with other Preferred Shares redeemed or converted by the Fund, would result, if deemed to have occurred immediately prior to the opening of business on the Asset Coverage Cure Date, in the Fund having Asset Coverage on such Asset Coverage Cure Date of up to and including 285%. The Fund shall effect such conversion or redemption on the date fixed by the Fund therefor, which date shall not be later than ninety (90) calendar days after such Asset Coverage Cure Date, except that if the Fund does not have funds legally available for the conversion or redemption of all of the required number of Series AB Preferred Shares and other Preferred Shares which have been designated to be redeemed or converted or the Fund otherwise is unable to effect such conversion or redemption on or prior to ninety (90) calendar days after such Asset Coverage Cure Date, the Fund shall convert or redeem those Series AB Preferred Shares and other Preferred Shares which it was unable to convert or redeem on the earliest practicable date on which it is able to effect such conversion or redemption. If fewer than all of the Outstanding Series AB Preferred Shares are to be converted pursuant to this Section 6.4, the number of Series AB Preferred Shares to be converted shall be converted (A) pro rata among the Outstanding Series AB Preferred Shares or (B) by lot.

6.5 Listing Event. The Fund may, in its sole discretion, cause the Series AB Preferred Shares to be listed for trading on a national stock exchange. In connection with any Listing Event, the Fund shall deliver written notice of the Listing Event (the “Listing Notice”) to holders of Series AB Preferred Shares not less than 60 calendar days prior to the date upon which the Series AB Preferred Shares shall be listed on a national stock exchange (the “Listing Date”), specifying the Listing Date, the Listing Deadline Date and the date of the final Holder Conversion Notice Date occurring prior to the Listing Deadline Date. If the Fund shall fail to cause the Series AB Preferred Shares to be listed on national stock exchange within 30 days after the Listing Date set forth in the Listing Notice, the Listing Notice shall be automatically revoked and the Fund shall deliver a new Listing Notice not less than 60 calendar days prior to a newly designated Listing Date.

6.6 Effect of Conversion. Any conversion of Series AB Preferred Shares made pursuant to Section 6.2, Section 6.3, or Section 6.4 shall be deemed to have been made at the close of business on the applicable Holder Conversion Exercise Date or Issuer Conversion Exercise Date (together, a “Conversion Date”), and the rights of the holder thereof with respect to the Series AB Preferred Shares being converted shall cease, except that the holder thereof shall thereafter have and retain (i) the right to receive cash or Common Shares in respect of the converted Series AB Preferred Shares, including cash in lieu of fractional Common Shares in accordance with Section 6.7, and (ii) the right to vote such Series AB Preferred Shares in connection with any matters submitted to a vote of the shareholders or to receive distributions with respect to such Series AB Preferred Shares, in either case as to which the applicable record date established by the Board of Trustees for determining shareholders entitled to vote on such matter or entitled to receive distributions, as the case may be, shall occur prior to the Conversion Date. The Person(s) entitled to receive the Common Shares upon the conversion of the Series AB Preferred Shares shall be treated for all purposes as having become the record holder of such Common Shares as of the close of business on the Conversion Date.

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6.7 No Fractional Shares. No fractional Common Shares shall be issued upon conversion of any Series AB Preferred Shares into Common Shares. In lieu of fractional shares otherwise issuable, each holder will be entitled to receive an amount in cash equal to the fraction of a Common Share multiplied by the Conversion Price applicable to such Conversion Date. In order to determine whether the number of Common Shares to be delivered to a holder upon the conversion of such holder’s Series AB Preferred Shares will include a fractional share, such determination shall be based on the aggregate number of Series AB Preferred Shares of such holder that are being converted on any single Conversion Date. Notwithstanding the foregoing, if on any Conversion Date, the Fund is prohibited from making any cash distribution pursuant to the 1940 Act or the terms of the Fund’s senior securities then outstanding, no fractional shares will be issued and no cash in lieu of fractional shares will be paid and the amount of Common Shares to be delivered to a holder upon conversion will be rounded down to the nearest whole Common Share.

ARTICLE VII
VOTING RIGHTS

7.1. One Vote Per Series AB Preferred Share. Except as otherwise provided in the Declaration of Trust or as otherwise required by applicable law, (i) each Holder of Series AB Preferred Shares shall be entitled to one vote for each Series AB Preferred Share held by such Holder on each matter submitted to a vote of shareholders of the Fund, and (ii) the Holders of Outstanding Preferred Shares, including Outstanding Series AB Preferred Shares, and holders of outstanding Common Shares shall vote together as a single class; provided, however, that the Holders of Outstanding Preferred Shares, including Outstanding Series AB Preferred Shares, shall be entitled, as a class, to the exclusion of the Holders of all other securities and classes of the Fund, to elect two Trustees of the Fund at all times. Subject to Section 7.2, the Holders of outstanding Common Shares and Preferred Shares, including Series AB Preferred Shares, voting together as a single class, shall elect the balance of the Trustees.

7.2. Voting For Additional Trustees.

(a) Voting Period. During any period in which any one or more of the conditions described in clauses (i) or (ii) of this Section 7.2(a) shall exist (such period being referred to herein as a “Voting Period”), the number of Trustees constituting the Board of Trustees shall be automatically increased by the smallest number that, when added to the two Trustees elected exclusively by the Holders of Preferred Shares, including Series AB Preferred Shares, would constitute a majority of the Board of Trustees as so increased by such smallest number; and the Holders of Preferred Shares, including Series AB Preferred Shares, shall be entitled, voting as a class on a one-vote-per-share basis (to the exclusion of the Holders of all other securities and classes of Shares of the Fund), to elect such smallest number of additional Trustees, together with the two Trustees that such Holders are in any event entitled to elect. A Voting Period shall commence:

(i)	if, at the close of business on any dividend payment date for any Outstanding Preferred Shares including any Outstanding Series AB Preferred Shares, accumulated dividends (whether or not earned or declared) on such Outstanding Preferred Shares equal to at least two (2) full years’ dividends shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with the Conversion and Paying Agent or other applicable paying agent for the payment of such accumulated dividends; or

(ii)	if at any time Holders of Preferred Shares are otherwise entitled under the applicable provisions of the 1940 Act to elect a majority of the Board of Trustees.

Upon the termination of a Voting Period, the voting rights described in this Section 7.2(a) shall cease, subject always, however, to the revesting of such voting rights in the Holders of Preferred Shares upon the further occurrence of any of the events described in this Section 7.2(a).

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(b) Notice of Special Meeting. As soon as practicable after the accrual of any right of the Holders of Preferred Shares to elect additional Trustees as described in Section 7.2(a), the Fund shall call a special meeting of such Holders and notify the Conversion and Paying Agent and/or such other Person as is specified in the terms of such Preferred Shares to receive notice (i) by mailing or delivery by Electronic Means or (ii) in such other manner and by such other means as are specified in the terms of such Preferred Shares, a notice of such special meeting to such Holders, such meeting to be held not less than ten (10) nor more than thirty (30) calendar days after the date of the delivery by Electronic Means or mailing of such notice. If the Fund fails to call such a special meeting, it may be called at the expense of the Fund by any such Holder on like notice. The record date for determining the Holders of Preferred Shares entitled to notice of and to vote at such special meeting shall be the close of business on the Business Day preceding the calendar day on which such notice is mailed. At any such special meeting and at each meeting of Holders of Preferred Shares held during a Voting Period at which Trustees are to be elected, such Holders, voting together as a class (to the exclusion of the Holders of all other securities and classes of Shares of the Fund), shall be entitled to elect the number of Trustees prescribed in Section 7.2(a) on a one-vote-per-share basis.

(c) Terms of Office of Existing Trustees. The terms of office of the incumbent Trustees of the Fund at the time of a special meeting of Holders of Preferred Shares to elect additional Trustees in accordance with Section 7.2(a) shall not be affected by the election at such meeting by the Holders of Series AB Preferred Shares and such other Holders of Preferred Shares of the number of Trustees that they are entitled to elect, and the Trustees so elected by the Holders of Series AB Preferred Shares and such other Holders of Preferred Shares, together with the two (2) Trustees elected by the Holders of Preferred Shares in accordance with Section 7.1 hereof and the remaining Trustees elected by the Holders of Common Shares and Preferred Shares, shall constitute the duly elected Trustees of the Fund.

(d) Terms of Office of Certain Trustees to Terminate Upon Termination of Voting Period. Simultaneously with the termination of a Voting Period, the terms of office of the additional Trustees elected by the Holders of Preferred Shares pursuant to Section 7.2(a) shall terminate, the remaining Trustees shall constitute the Trustees of the Fund and the voting rights of the Holders of Preferred Shares to elect additional Trustees pursuant to Section 7.2(a) shall cease, subject to the provisions of the last sentence of Section 7.2(a).

7.3. Holders of Series AB Preferred Shares to Vote on Certain Matters.

(a) Certain Amendments Requiring Approval of Preferred Shares. Except as otherwise permitted by the terms of this Supplement, (1) so long as any Preferred Shares are Outstanding, the Fund shall not, without the affirmative vote or consent of the Holders of at least two-thirds of Preferred Shares Outstanding at the time, voting together as a separate class, amend, alter or repeal the provisions of the Declaration of Trust or this Supplement (or any other document governing the rights of the Preferred Shares or the Holders thereof as may be required by the rules of any applicable securities exchange), whether by merger, consolidation or otherwise, so as to materially and adversely affect any preference, right or power of such Preferred Shares or the Holders thereof and (2) so long as any Series AB Preferred Shares are Outstanding, the Fund shall not, without the affirmative vote or consent of the Holders of at least two-thirds of Series AB Preferred Shares Outstanding at the time, voting together as a separate class, amend, alter or repeal the provisions of the Declaration of Trust or this Supplement (or any other document governing the rights of the Series AB Preferred Shares or the Holders thereof as may be required by the rules of any applicable securities exchange), whether by merger, consolidation or otherwise, so as to materially and adversely affect any preference, right or power of such Series AB Preferred Shares or the Holders thereof differently than shares of any other series of Preferred Shares; provided, however, that for purposes of this Section 7.3(a), (i) a change in the capitalization of the Fund in accordance with Section 7.1 hereof shall not be considered to materially and adversely affect the rights and preferences of the Preferred Shares, including the Series AB Preferred Shares, and (ii) a division of the Preferred Shares, including the Series AB Preferred Shares, shall be deemed to affect such preferences, rights or powers only if the terms of such division materially and adversely affect the Holders of the shares. For purposes of the foregoing, no matter shall be deemed to adversely affect any preference, right or power of a Preferred Share or any series thereof, or the Holder of any such share unless such matter (x) alters or abolishes any preferential right of such Preferred Share, or (y) creates, alters or abolishes any right in respect of redemption of such share (other than as a result of a division of a Preferred Share). So long as any Preferred Shares are Outstanding, the Fund shall not, without the affirmative vote or consent of at least sixty-seven percent (67%) of the Holders of Preferred Shares Outstanding at the time, voting as a separate class, file a voluntary application for relief under federal bankruptcy law or any similar application under state law for so long as the Fund is solvent and does not foresee becoming insolvent.

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(b) 1940 Act Matters. Unless a higher percentage is provided for in the Declaration of Trust, the affirmative vote of the Holders of at least “a majority of the outstanding Preferred Shares,” including Series AB Preferred Shares Outstanding at the time, voting as a separate class, shall be required (A) to approve any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares or (B) any action requiring a vote of Holders of the Fund’s securities pursuant to Section 13(a) of the 1940 Act. For purposes of the foregoing, the vote of a “majority of the outstanding Preferred Shares” means the vote at an annual or special meeting duly called of (i) sixty-seven percent (67%) or more of such shares present at a meeting, if the Holders of more than fifty percent (50%) of such shares are present or represented by proxy at such meeting, or (ii) more than fifty percent (50%) of such shares, whichever is less.

(c) Certain Amendments not Requiring Approval. Notwithstanding the foregoing or anything expressed or implied to the contrary in this Supplement, but subject to applicable law, the Board of Trustees may, without any approval of the holders of Series AB Preferred Shares, amend or supplement this Supplement (i) to supply any omission, or cure, correct or supplement any ambiguous, defective or inconsistent provision hereof, to the extent not adverse to any holder of Series AB Preferred Shares; (ii) to the extent the Board of Trustees deems necessary to conform this Supplement to the requirements of applicable law, including the 1940 Act; (iii) to designate additional series of Preferred Shares (and the terms relating thereto) and/or reallocate shares between series; and (iv) for the purpose of converting, exchanging, reorganizing or combining two or more series of Preferred Shares into a single series of Preferred Shares having materially the same rights, preferences or privileges as set forth herein, including in connection with a Listing Event, and may cause the Fund to conduct a mandatory tender, exchange, conversion, or other reorganization for the purpose of effecting such combination into a single series of Preferred Shares, which conversion, combination, exchange or reorganization shall not be deemed to materially and adversely affect the rights, preferences or privileges of the shares or of one or more series of the Preferred Shares, notwithstanding that in connection with any such conversion, combination, exchange or reorganization holders may receive cash in lieu of fractional shares, and which conversion, combination, exchange or reorganization shall be effective at such time as approved by the Board of Trustees.

7.4. Voting Rights Set Forth Herein Are Sole Voting Rights. Unless otherwise required by law or the Declaration of Trust, the Holders of Series AB Preferred Shares shall not have any relative rights or preferences or other special rights with respect to voting other than those specifically set forth in this ARTICLE VII.

7.5. No Cumulative Voting. The Holders of Series AB Preferred Shares shall have no rights to cumulative voting.

7.6. Voting for Trustees Sole Remedy for Fund’s Failure to Declare or Pay Dividends. In the event that the Fund fails to declare or pay any dividends on Series AB Preferred Shares on the Dividend Payment Date therefor, the exclusive remedy of the Holders of Series AB Preferred Shares shall be the right to vote for Trustees pursuant to the provisions of this ARTICLE VII. Nothing in this Section 7.6 shall be deemed to affect the obligation of the Fund to accumulate.

7.7. Holders Entitled to Vote. No Series AB Preferred Share held by the Fund shall have any voting rights or be deemed to be Outstanding for voting or for calculating the voting percentage required on any other matter or other purposes.

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ARTICLE VIII
MISCELLANEOUS

8.1. Issuance of Additional Preferred Shares. So long as any Series AB Preferred Shares are Outstanding, the Fund may, without the vote or consent of the Holders thereof, (a) authorize, establish and create and issue and sell shares of one or more series of a class of senior securities of the Fund representing stock under Section 18 of the 1940 Act, ranking on a parity with the Series AB Preferred Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or the winding up of the affairs of the Fund, in addition to then Outstanding Series AB Preferred Shares, and (b) authorize, issue and sell additional shares of any such series then Outstanding or so established and created, including additional Series AB Preferred Shares, in each case in accordance with applicable law, provided that the Fund shall, immediately after giving effect to the issuance of such additional Preferred Shares and to its receipt and application of the proceeds thereof, including to the redemption of Preferred Shares with such proceeds, have Asset Coverage (calculated in the same manner as is contemplated by Section 4.2 hereof) of at least 200%.

8.2. Status of Converted, Redeemed or Repurchased Series AB Preferred Shares. Series AB Preferred Shares that at any time have been converted, redeemed or purchased by the Fund shall, after such conversion, redemption or purchase, have the status of authorized but unissued Shares, without designation as to series.

8.3. Adjustment for Reorganization Events.

(a)  In the event of:

(i)  any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Fund with or into another person, in each case, pursuant to which the Common Shares is changed or converted into, or exchanged for, cash, securities or other property of the Fund or another person;

(ii)  any sale, transfer, lease or conveyance to another person, in one or a series of related transactions, of all or a majority of the property and assets of the Fund, in each case pursuant to which the Common Shares is converted into cash, securities or other property; or

(iii)  any statutory exchange of securities of the Fund with another person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Shares into other securities;

(each of which is referred to as a “Reorganization Event”), each reference in this Supplement to Common Shares will, without the consent of the holders and subject to the terms of this Supplement, become a reference to the number, kind and amount of securities, cash and other property (the “Exchange Property”) that each of the Common Shares was converted into, or exchanged for, in such Reorganization Event. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each of the Common Shares held immediately prior to such Reorganization Event by a person, then for the purpose of this Section 8.3, each reference to the Common Shares will be deemed to refer to the weighted average of the types and amounts of consideration per share of Common Shares received by the holders of Common Shares.

(b)  The above provisions of this Section 8.3 shall similarly apply to successive Reorganization Events.

(c)  The Fund (or any successor) shall, no less than 10 calendar days prior to the anticipated effective date of any Reorganization Event (or, if such anticipated effective date cannot be reasonably determined 10 calendar days prior to the date thereof, as promptly as reasonably practicable after the Fund (or any successor) has become aware of the anticipated effective date), provide written notice to the holders of Series AB Preferred Shares of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 8.3.

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(d)  The Fund shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of Series AB Preferred Shares into the Exchange Property in a manner that is consistent with and gives effect to this Section 8.3, and (ii) to the extent that the Fund is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of Series AB Preferred Shares into shares of the person surviving such Reorganization Event or such other continuing entity in such Reorganization Event. The Fund (or any successor) shall have the right to settle any conversions of Series AB Preferred Shares in cash, Exchange Property or any combination thereof.

(e)  With respect to any conversion of Series AB Preferred Shares pursuant to this Supplement, the Fund may, as it determines appropriate in its sole discretion, adjust the conversion rate to account for any stock splits, stock combinations or stock dividends the ex-dividend date for which occurs during the period used for calculating the Conversion Price.

8.4. Notice. All notices or communications hereunder, unless otherwise specified in this Supplement, shall be sufficiently given if in writing and delivered in person, by Electronic Means or by overnight mail or delivery or mailed by first-class mail, postage prepaid. Notices delivered pursuant to this Section 7.4 shall be deemed given on the date received or, if mailed by first class mail, on the date five (5) calendar days after which such notice is mailed.

8.5. Termination. In the event that no Series AB Preferred Shares are Outstanding, all rights and preferences of Series AB Preferred Shares established and designated hereunder shall cease and terminate, and all obligations of the Fund under this Supplement with respect to such Series AB Preferred Shares shall terminate.

8.6. Amendment. The Board of Trustees may, by resolution duly adopted, without shareholder approval (except as otherwise provided by this Supplement or required by applicable law) amend this Supplement so as to reflect any amendments to the terms applicable to the Series AB Preferred Shares, including an increase in the number of authorized Series AB Preferred Shares.

8.7. Actions on Other than Business Days. Unless otherwise provided herein, if the date for making any payment, performing any act or exercising any right, in each case as provided for in this Supplement, is not a Business Day, such payment shall be made, act performed or right exercised on the next succeeding Business Day, with the same force and effect as if made or done on the nominal date provided therefor, and, with respect to any payment so made, no dividends, interest or other amount shall accrue for the period between such nominal date and the date of payment.

8.8. Modification. The Board of Trustees, without the vote of the Holders of Series AB Preferred Shares, may interpret, supplement or amend the provisions of this Supplement to supply any omission, resolve any inconsistency or ambiguity or to cure, correct or supplement any defective or inconsistent provision, including any provision that becomes defective after the date hereof because of impossibility of performance or any provision that is inconsistent with any provision of any other Shares of the Fund.

8.9. Information Rights. During any period in which the Fund is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any Series AB Preferred Shares are Outstanding, the Fund will provide Holders of Series AB Term Preferred Shares, without cost, copies of SEC Reports that the Fund would have been required to file pursuant to Section 13 or 15(d) of the Exchange Act if the Fund was subject to such provisions or, alternatively, the Fund will voluntarily file SEC Reports as if the Fund was subject to Section 13 or 15(d) of the Exchange Act.

8.10. No Additional Rights. Unless otherwise required by law or the Declaration of Trust, the Holders of Series AB Preferred Shares shall not have any relative rights or preferences or other special rights other than those specifically set forth in this Supplement.

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8.11. Interpretation.

(a) The headings preceding the text of the Articles and Sections included in this Supplement are for convenience only and shall not be deemed part of this Supplement or be given any effect in interpreting this Supplement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Supplement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.

(b) Reference to any agreement (including this Supplement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Except as otherwise expressly set forth herein, reference to any law means such law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder. Underscored references to Articles and Sections shall refer to those portions of this Supplement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Supplement as a whole and not to any particular Article, Section or clause of this Supplement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Fund has caused this Supplement to be duly executed by its duly authorized officer as of this 22nd day of May, 2026.

EAGLE POINT CREDIT COMPANY

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer